EXHIBIT 10.1

VisionWave Holdings, Inc.

300 Delaware Ave., Suite 210 #301

Wilmington, Delaware 19801

October 2, 2026

Eric T. Shuss

[***]

[***]

Re: Amendment No. 1 to Employment Agreement – Base Salary

Dear Mr. Shuss:

This letter agreement (this “Amendment”) amends the Employment Agreement dated as of March 13, 2026 (the “Employment Agreement”), by and between VisionWave Holdings, Inc., a Delaware corporation (the “Company”), and you (“Executive”). Capitalized terms used but not defined in this Amendment have the meanings given to them in the Employment Agreement.

WHEREAS, Executive has served as Chief Operating Officer of the Company since March 13, 2026, at an annual Base Salary of $120,000, with Section 3.1 of the Employment Agreement providing for an increase in Base Salary to an annual rate of $240,000 upon the Company achieving $3,000,000 in revenue during any ninety (90) day period (the “Revenue Condition”);

WHEREAS, the Revenue Condition has not been satisfied as of the date of this Amendment;

WHEREAS, in recognition of Executive’s performance and contributions to the Company, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has determined that it is in the best interests of the Company to increase Executive’s Base Salary to an annual rate of $240,000, effective as of September 1, 2026, without regard to whether the Revenue Condition has been satisfied, and has approved this Amendment; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Amendment to Base Salary.

Effective as of September 1, 2026 (the “Salary Increase Date”), Section 3.1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“3.1 Base Salary. The Company shall pay to the Executive a base salary at an annual rate of $240,000, subject to applicable withholdings and deductions (the “Base Salary”). Base Salary shall be paid in accordance with the Company’s payroll practices in effect from time to time. The Base Salary shall be reviewed by the Board or the Compensation Committee of the Board not less frequently than annually and may be increased (but not decreased without the Executive’s written consent) in the discretion of the Board or the Compensation Committee.”

2.       Waiver of Revenue Condition; Catch-Up Payment.

For the avoidance of doubt, the increase in Base Salary provided for in Section 1 of this Amendment is effective as of the Salary Increase Date notwithstanding that the Revenue Condition has not been satisfied, and the Revenue Condition is of no further force or effect. To the extent Base Salary for any period on or after the Salary Increase Date has been paid to Executive prior to the date of this Amendment at the annual rate of $120,000, the Company shall pay Executive the difference between the Base Salary actually paid for such period and the Base Salary payable for such period at the annual rate of $240,000, less applicable withholdings and deductions, in a lump sum on the Company’s first regular payroll date following the date of this Amendment, and in all events no later than December 31, 2026.

3.       Effect on Other Provisions.

All references in the Employment Agreement to “Base Salary” shall, from and after the Salary Increase Date, refer to Base Salary as amended by this Amendment, including for purposes of determining any payment under Section 4 of the Employment Agreement. Executive acknowledges and agrees that (a) neither the execution of this Amendment nor the circumstances giving rise to it constitute, or shall be deemed to constitute, “Good Reason” or any other basis for Executive to terminate employment and receive severance under the Employment Agreement, and (b) this Amendment does not modify the Performance Bonus under Section 3.2, the Option Grant under Section 3.3, or any other compensation or benefit under the Employment Agreement.

4.       No Other Changes.

Except as expressly modified by this Amendment, all terms and conditions of the Employment Agreement, the Confidentiality and Restrictive Covenant Agreement and the Mutual Agreement to Arbitrate referred to therein shall remain unchanged and in full force and effect, and the Employment Agreement, as amended by this Amendment, is hereby ratified and confirmed. From and after the date hereof, each reference in the Employment Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Employment Agreement as amended by this Amendment.

5.       Governing Law; Arbitration.

This Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflicts of laws principles, consistent with Section 7.5 of the Employment Agreement, and any dispute arising out of or relating to this Amendment shall be resolved in accordance with the Mutual Agreement to Arbitrate referred to in Section 6 of the Employment Agreement.

6.       Counterparts.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by electronic transmission (including PDF or DocuSign) shall be effective as delivery of a manually executed counterpart.

If the foregoing accurately reflects our understanding, please sign and return a copy of this Amendment to the undersigned.

Sincerely,

VISIONWAVE HOLDINGS, INC.

By: /s/ Douglas Davis

Name: Douglas Davis

Title: Executive Chairman and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Eric T. Shuss

Eric T. Shuss

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